Exhibit 10.4

RADIOACTIVE PARTICLE IMPLANTATION TREATMENT PLANNING SOFTWARE

TECHNICAL SERVICE AGREEMENT

Party A:	Beijing Feitian Zhaoye Technology Co., Ltd
Social Credit Code: 91110105700173316E
Legal Representative: Zhang Pengfei
Address: Room 306, NET Building, Hong Jun Ying South Road Chaoyang District
Beijing, China

Party B:	Beijing Sovio Medical Technology Co. Ltd
Social Credit Code: 911101016828775891
Legal Representative: Sun Huixian
Address: No.902, Building 1, Floor 9, Commercial Finance, 31 Middle Street,
Dongcheng District, Beijing, China

Party C:	TEAMSMART INTERNATIONAL LTD
I.B.C No: 576747
Director: Zhang Wei

Party D:	Liu Zhengyu
ID: 36020319710308351X
Address: 16-403, No.33, Nongda South Road, Haidian District, Beijing

(Party A, Party B, Party C and Party D are collectively called the “Parties”)

In view of:

1.	On July 10, 2015, Party A and Party C signed the Technology Development Contract (hereinafter referred to as the “Technology Development Contract”) to entrust Party C to design and develop the radiation planning system on the computer image workstation based on the needs of Party A’s research on particle implantation treatment. The term of the contract is From July 10, 2015 to July 9, 2017. According to Article 10 of the Technology Development Contract, the right to use the radiation planning system software belongs to Party A, and Party A is exclusively entitled to purchase the radiation planning system at the price of RMB 1.5 million excluding RMB450,000 Yuan paid by Party A of the the copyright and ownership of the software.

2.	Party A applied for software copyright registration with the National Copyright Administration of the People’s Republic of China and obtained the Computer Software Copyright Registration Certificate (Certificate No.: No.2333770) on January 3, 2018, and the radiation planning system software has been registered as “Radiation Implant Treatment 3D-Planning System V1.3.118”, the copyright owner is Party A.

3.	Party B shall be responsible for the development of the software, and Party C and Party D shall assist in the development of the software (Party B, Party C, and Party D shall be called the “Developer”). After internal coordination, the developer determined that Party A shall pay party B’s account for fees related to the new use license or the purchase of the source code.

4.	On October 8, 2020, the Parties signed the Agreement and the Software Transfer Agreement (hereinafter generally referred to as the “2020 Agreement”), agreed that Party A is responsible for a one-time payment of RMB2.5 million Yuan for the copyright and ownership of the software of the “Radiation Implant Treatment 3D-Planning System” and make a one-time payment before November 30, 2020. The copyright and ownership of the software shall be owned by Party A.

5.	“Radiation Implant Treatment 3D-Planning System” was renamed “Radioactive Particle Implantation Treatment Planning Software” on September 1, 2021 (Registration Certificate No.: National Equipment 20143212223, “国械标注20143212223”, hereinafter referred to as “the Software”).

6.	Due to the change of objective conditions for the performance of the 2020 Agreement, the rights and obligations in the 2020 Agreement shall be terminated peacefully through friendly negotiation, and no party needs to perform the subsequent commitments and the relevant rights and obligations. The following terms of this Agreement shall prevail and shall come into force after being signed by the Parties.

Through friendly negotiation, all the Parties have reached an agreement as follows:

1.	The Developer shall be responsible for the subsequent upgrading, transformation and maintenance of the software of Party A. After the development, party A shall continuously improve and upgrade the software according to the needs of Party A. Party A shall have the right to use the software before and after the update. At the same time, Party A has the right to apply to the National Copyright Administration of the People’s Republic of China for the updated copyright registration of the software, and the developer shall provide necessary assistance for Party A’s copyright registration.

2.	The Parties agree that Party A has the exclusive right to get license, use and purchase the software. Specifically, Party A, as the sole licensing user, has the right to obtain a new license to use the software by paying the license fee to the account determined by the Developer for each new key to purchasing and the license fee before June 30, 2023, for each RMB 25,000 (RMB two thousand five thousand yuan), after July 1, 2023 (including July 1, 2023) the licensing fee for each is RMB 30,000 (RMB thirty thousand Yuan), and the licensing user is Party A, or Party A designated parties (including customers, partners, etc.), and Party A as the exclusive right to have the option to the Developer at any time to buy the software source code (including software copyright, ownership), total the cost is RMB2.5 million yuan (RMB two million and five hundred thousand yuan).

3.	The Parties confirm that after Party A purchases the software’s source code at one time, the copyright, ownership, other intellectual property rights and any other rights derived from the software shall be owned by Party A upon the completion of the development of the software. Party A has the right to modify and improve the software in any form. The Developer confirms and represents that there will be no dispute with Party A over the software’s copyright registration and intellectual property rights in the future.

4.	The Developer confirms and represents that the Software and any part thereof does not constitute an infringement or obstruction to the rights or interests of other third parties. In case of any dispute, claim, or claim arising from a dispute between the intellectual property rights and other interests of the Software and a third party, the Developer shall be responsible for responding to or handling the above disputes, claims, and claims at the request of Party A.

5.	The Developer shall take all necessary actions to protect the intellectual property rights of the software and confirm and guarantee Party A’s exclusive right to publicity, promotion, sale and commercialization of the software. Party B, Party B’s employees, Party B’s related parties (according to the Chinese accounting standards for enterprises), Party C, Party C’s employees, Party B’s related parties (according to the Chinese accounting standards for enterprises), Party D and Party D’s related parties (according to the Chinese accounting standards for enterprises) shall not make or permit others’ any behavior against Party A’s use, publicity, promotion, sales, commercialization and other rights of the software.

6.	Once the Developer is aware of any infringement of, or which may infringe upon, Party A’s rights to the software or technical data, it shall immediately notify Party A of all relevant details. Furthermore, party A shall have the right to conduct a judicial investigation in Party A and Party B’s name or the name of either one or otherwise prevent or restrain such actual or possible infringement, regardless of the circumstances, the Developer shall provide all assistance required by Party A.

7.	The Developer commits that Party A shall be the exclusive license holder of the intellectual property rights of the software, regardless of whether Party A purchases the software’s source code once or not. Party B, Party B’s employees, Party B’s related parties (according to the Chinese accounting standards for enterprises), party C, Party C’s employees, Party C’s related parties (according to the Chinese accounting standards for enterprises determined), Party D and Party D’s related parties (according to the Chinese accounting standards for enterprises) do not seek to any third party and the content of the same or similar cooperation, also shall not to transfer, license, sell the software or accept its commission to make any improvement, modification or provide the relevant source code to any party except party A and the Party A designated parties. For this purpose, the Developer shall take all necessary measures (including a non-compete agreement with its employees) to prevent its employees and affiliated parties (according to the Chinese accounting standards for enterprises) from engaging in prohibited activities as prescribed in this article. If such personnel is involved in the above activities, the Developer shall be responsible for joint and several compensations for all direct and indirect losses caused to Party A.

8.	The Developer confirms and guarantees that, except for the software, it has not and will not develop for other third parties in the future to have the same or conflicting software with the Software.

9.	Unless otherwise agreed in this Agreement, the Parties shall do their best to keep the non-public information and data (“Confidential Information”, including the part of the software and technical data, the background, product, operation, finance, business, human resources, scheme, suppliers, or customers, intellectual property rights, market opportunities, business secrets, etc.). Unless due to the consultation, signing, and perform the above Agreement to the professional consultants, their management personnel, employees, related parties, and relevant government departments, and the disclosure of the necessary, the disclosing party must take measures to encourage the third party to accept the confidentiality of this article, or the Parties according to the relevant national laws, regulations or relevant authorities, the Parties shall keep confidential information strictly, not discolse to any third party. The confidentiality obligation stipulated in this clause shall be valid at all times.

10.	The Developer provides continuous and stable technical support and cooperation to Party A according to Party A’s needs. If the Developer cannot provide software development services to Party A for objective reasons, in that case, it shall notify Party A in writing one month in advance and assist Party A in seeking reasonable solutions.

11.	Each Party guarantees that it has all rights, authorization, and approval required to execute and fully perform its obligations hereunder, whether the execution of this Agreement or the performance of its duties hereunder will not contradict, violate any provision of any contract or agreement under which it is a contracting party.

12.	Each party shall comply with this Agreement. Any Party breach of its confirmation, commitment, or guarantee under this Agreement or failure to perform its obligations hereunder or not in accordance with this Agreement shall be a breach of contract. The breaching party shall indemnify the non-breaching party for all direct and indirect losses caused to the breaching party due to the breach of contract. Except for the termination of this Agreement, the non-breaching party shall have the right to request the breaching party to continue to perform its obligations, confirmation, commitments, and guarantees under this Agreement.

13.	If the software development violates national laws and regulations or has the software copyright dispute with a third party, Party A shall not bear any responsibility for any dispute. Party B shall return to Party A all the service and transfer price fees paid by Party A.

14.	All the Parties agree that the 2020 Agreement shall be automatically terminated upon signing this Agreement and that all the Parties shall not continue perform the 2020 Agreement. There are no defaults, controversy, or disputes concerning the 2020 Agreement.

15.	This Agreement shall be governed by the laws of the People’s Republic of China (for this Agreement’s purpose, excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and the Taiwan Region). Any dispute or claim that arises from the interpretation or performance of this Agreement shall be settled by all Parties involved through friendly negotiation as far as possible. If the dispute cannot be settled through negotiation within 30 days after the submission to the other parties by the party involves dispute, in that case, any party to the conflict shall have the right to submit the dispute to the Beijing Arbitration Commission for settlement through arbitration following its arbitration rules. The arbitral award shall be final and binding on the disputed parties. During the dispute settlement, the Parties shall continue performing this Agreement except the terms related to the dispute.

16.	This Agreement shall come into force upon being signed or sealed by all Parties. Except that this Agreement is terminated in accordance with the relevant laws and regulations, the Agreement is long-term valid.

17.	This Agreement is made in quadruplicate, with each signatory holding one copy and having the same legal effect.

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(This page has no text, which is the signing page of Radioactive Particle Implantation Treatment Planning Software Technical Service Agreement)

Party A: Beijing Feitian Zhaoye Technology Co., Ltd
Date of signing:

Party B: Beijing Sovio Medical Technology Co. Ltd
Date of signing:

Party C: TEAMSMART INTERNATIONAL LTD
Date of signing:

Party D: Liu Zhengyu
Date of signing:

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